Exhibit (a)(1)(M)
[EMAIL COMMUNICATION TO EMPLOYEES OF
WEBMD HEALTH CORP. AND ITS SUBSIDIARIES]
WEBMD TENDER OFFER
August 10, 2010
     As you may have heard, WebMD has announced an offer to purchase up to 3,000,000 shares of WebMD common stock, at a price of $52.00 per share, without interest. A copy of the press release announcing the tender offer is attached.
     You may participate in the tender offer if you hold (1) WebMD common stock outright (whether you hold the shares through a broker or by holding a stock certificate), (2) WebMD common stock in a 401(k) plan or (3) options to purchase WebMD common stock that are vested or will vest before the tender offer expires (currently Wednesday, September 8, 2010 at 5:00 p.m., New York City time). Please note that shares of restricted stock that have not vested before the tender offer expires are not eligible for the tender offer.
     Each individual will need to come to his or her own determination as to whether to participate in the offer. Although WebMD’s Board of Directors approved making the offer, neither WebMD nor the Board is making any recommendation as to whether holders should participate. You should carefully review the offer materials and discuss the offer with your tax and other personal advisors before deciding whether to participate. In addition, WebMD is not rendering any tax advice in connection with the offer.
     Information about the tender offer, including the procedures you must follow to participate, is available as described below.
STOCKHOLDERS
     If you hold shares of WebMD common stock in a brokerage account, you may wish to contact the broker to make sure you get a copy of the offering documents and any other forms your broker may require you to complete. If you hold shares in a certificate, our transfer agent will be sending you the offering documents. In either case, you may request copies from Innisfree M&A Incorporated, the information agent for the tender offer, by calling (888) 750-5834.
401(K) PLAN
     If you hold shares in the WebMD 401(k) Savings Plan (formerly known as the HLTH 401(k) Savings and Employee Stock Ownership Plan), you will receive information about the tender offer from the agent or trustee of the plan. Plan participants may obtain additional information from Fidelity Management Trust Company at (800) 597-7657. SPECIAL RULES APPLY TO PLAN PARTICIPANTS, SO IT IS IMPORTANT YOU READ THE MATERIALS THAT THE PLAN TRUSTEE WILL SEND TO YOU. Please be reminded that if you elect to tender shares held in the WebMD 401(k) Savings Plan, the cash proceeds received will remain in your 401(k) account.
VESTED OPTIONS TO PURCHASE WEBMD COMMON STOCK
     If you hold options to purchase WebMD common stock that are vested or will vest before the tender offer expires, you may participate in the tender offer by (1) exercising your vested options and (2) tendering shares of WebMD common stock acquired upon exercise. More information regarding your rights as a holder of vested stock options is available in a communication to optionholders that is posted on the Company’s Employee Central intranet under Company Info & Policies — View Policies — Stock Option Plans, Forms, Procedures.
     As previously communicated, effective July 8, 2010, WebMD transitioned its stock administration from E*Trade to Fidelity. For information about your stock option grants, including grant date, exercise price, vesting dates, number of vested shares, and expiration dates, please access your Fidelity account. In order to access or activate your Fidelity account, you can visit netbenefits.fidelity.com or contact Fidelity at 1-866-MYWEBMD and select option 5 to speak to a Fidelity representative. Fidelity representatives are also available if you have questions related to your stock options, or if you need assistance in exercising your vested stock options.
     Once you have exercised your stock options, you may elect to participate in the tender offer by following the instructions set forth in the optionholder letter or contacting Innisfree M&A Incorporated at (888) 750-5834. PLEASE BE AWARE THAT IF YOU CHOOSE TO EXERCISE OPTIONS, AND ALL OR ANY PORTION OF YOUR SHARES ARE NOT ACCEPTED IN THE TENDER OFFER, YOU MAY NOT RESCIND YOUR OPTION EXERCISE.
     If this notice has been delivered to you by electronic means, you have the right to receive a paper version of this notice, and may request a paper version of this notice at no charge by sending an email to optioninfo@webmd.net or calling (201) 703-3483.